Exhibit 99.2

The unaudited pro forma condensed combined statement of loss for the fiscal year ended January 31, 2021 has been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined statement of loss;

•	the historical audited consolidated financial statements of KLXE, included in KLXE’s Annual Report on Form 10-K for the year ended January 31, 2021;

•

the historical unaudited condensed consolidated financial statements of QES for the six-month period ended June 30, 2020, included as Exhibit 99.1 to this Current Report on Form 8-K, filed by KLXE on May 14, 2021;

•

the historical unaudited condensed consolidated financial statements of QES for the period July 1, 2020 through July 28, 2020 and for the one month period ended January 31, 2020, as reported from the QES internal financial statements.

KLX ENERGY SERVICES HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

FOR THE FISCAL YEAR ENDED JANUARY 31, 2021

(IN MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

	KLXE 1/31/21	QES - 1/1/20 - 6/30/20	Note 3 QES - 7/1/20 - 7/28/20	Note 3 QES - 1/1/20 - 1/31/20	Note 4 Reclassification Adjustments	Note 5	Pro Forma Condensed Combined
Service revenues	276.8	120.3	4.6	(31.3)	—		370.4
Cost of sales	314.8	—	—	—	104.4		419.2
Direct operating costs	—	109.3	5.8	(28.5)	(86.6)		—
Depreciation and amortization	—	19.0	2.7	(3.3)	(18.4)		—
Selling, general and administrative	88.8	—	—	—	28.3	(a)	117.1
General and administrative	—	24.0	8.8	(4.2)	(28.6)		—
Gain on disposition of assets	—	(1.1)	0.2	—	0.9		—
Research and development costs	0.7	—	—	—	—		0.7
Impairment charges	213.9	9.3	—	—	—		223.2
Bargain Purchase Gain	(40.3)	—	—	—	—	(b)	(40.3)

Operating loss	(301.1)	(40.2)	(12.9)	4.7	(0.0)		(349.5)
Interest expense	30.7	1.3	0.2	—	—	(c)	32.2
Other income	—	(0.1)	—	—	—		(0.1)

Earnings before income taxes	(331.8)	(41.4)	(13.1)	4.7	(0.0)		(381.6)
Income tax expense	0.4	0.1	—	—	—		0.5

Net (loss) earnings	(332.2)	(41.5)	(13.1)	4.7	(0.0)		(382.1)

Net (loss)/earnings per share – basic	(50.86)						(46.04)
Net (loss)/earnings per share – diluted	(50.86)						(46.04)
Weighted average common shares –
Basic	6.5						8.3
Diluted	6.5						8.3

See accompanying notes to unaudited pro forma condensed combined statement of loss.

KLX ENERGY SERVICES HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

Note 1. Description of the Transaction

On July 26, 2020, the Company’s Board approved a 1-for-5 reverse stock split to stockholders that became effective at 12:01 a.m. on July 28, 2020 (the “Reverse Stock Split”). On July 28, 2020, we successfully completed the all-stock Merger with QES. At the time of the closing, the holders of QES common stock received 0.0969 shares of KLXE common stock in exchange for each share of QES common stock held. KLXE and QES stockholders owned approximately 59% and 41%, respectively, of the equity of the combined company on a fully-diluted basis. As a result of the Merger, our Board is comprised of nine directors, consisting of five directors designated by KLXE and four directors designated by QES. Additionally, Christopher J. Baker, the former President and Chief Executive Officer of QES, now serves as our President and Chief Executive Officer, and Keefer M. Lehner, the former Executive Vice President and Chief Financial Officer of QES, now serves as our Executive Vice President and Chief Financial Officer.

The Merger of KLXE and QES provided increased scale to serve a blue-chip customer base across the onshore oil and gas basins in the United States. The Merger combined two strong company cultures comprised of highly talented teams with shared commitments to safety, performance, customer service and profitability. The combination leveraged two of the largest fleets of coiled tubing and wireline assets, with KLXE becoming a leading provider of large diameter coiled tubing and wireline services and one of the largest independent providers of directional drilling to the U.S. market.

Note 2. Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined statement of loss has been prepared pursuant to Article 11 of SEC Regulation S-X. The accompanying unaudited pro forma condensed combined statement of loss is based on the historical financial information of KLXE and QES. In the opinion of KLXE management, the unaudited pro forma condensed combined statement of loss reflects adjustments that are both necessary to present fairly the unaudited pro forma condensed combined statements of loss for the fiscal year ended January 31, 2021.

The unaudited pro forma condensed combined statement of loss is for illustrative and informational purposes only and is not intended to represent what KLXE’s results from operations would have been had the merger occurred on the dates indicated. The unaudited pro forma condensed combined statement of loss also should not be considered indicative of KLXE’s future results of operations.

KLXE and QES prepare their respective financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The merger was accounted for using the acquisition method of accounting, with KLXE being treated as the accounting acquirer.

The unaudited pro forma condensed combined statement of loss for the fiscal year ended January 31, 2021 gives effect to the merger as if it had occurred on February 1, 2020.

KLXE’s fiscal year ends on January 31 of each year and QES’s fiscal year ended on December 31 of each year. The unaudited pro forma condensed combined statement of loss is presented on the basis of KLXE’s fiscal year and combines the historical results of the fiscal periods of KLXE and QES.

The acquisition method of accounting incorporates fair value measurements that can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The allocation of the estimated purchase price is preliminary, pending finalization of various estimates and analyses. Because the pro forma financial statements have been prepared based on preliminary estimates of consideration and fair values attributable to the merger, the actual amounts eventually recorded for the merger, including the bargain purchase gain or goodwill, if applicable, may differ materially from the information presented. The preliminary purchase price allocation was based in part on an asset valuation study prepared by a third party for KLXE and the allocation indicated a bargain purchase gain.

A pro forma balance sheet is not presented. The results of operations and balance sheet for the acquisition, from the respective date of acquisition, are included in the KLXE historical financial statements for the period ended January 31, 2021.

The net loss per share for all periods presented reflects the reverse stock split of KLXE’s Common Stock at a ratio of 1-for-5 and a conversion rate of .0969 for each share of QES Common Stock.

Due to the historical cumulative net operating losses on both KLXE and QES, full valuation allowances have been recorded against the deferred tax balances. As a result, a tax benefit on the unaudited pro forma condensed combined loss was not able to be recognized.

Note 3. QES – Fiscal Year Alignment

The historical unaudited condensed consolidated statement of loss of QES for the month ended January 31, 2020 are being deducted from the fiscal year results and the historical unaudited condensed consolidated statement of loss of QES for the period July 1, 2020 through July 28, 2020 are being added to align with KLX Energy Services fiscal year of February 1, 2020 through January 31, 2021.

Note 4. Reclassifications

Income Statement Reclassifications

Amounts of $86.6 million and $17.8 million were reclassified from QES’s direct operating costs and depreciation and amortization, respectively, to cost of sales. The remaining $0.6 million of depreciation and amortization, related to SG&A depreciation, amortization of intangible assets and amortization of leases, was reclassified to selling, general and administrative expense. General and administrative expenses of $28.6 million and $0.9 million of gain on asset sales were reclassified to selling, general and administrative expenses. The reclassifications for the fiscal year ended January 31, 2021 were made to conform to KLXE’s presentation.

Note 5. Non-Recurring Items

For the year ended January 31, 2021

a.

Includes accelerated stock-based compensation expense cost of $19.5 million, severance of $6.0 million and deal costs of $8.8 million. These were all one-time, non-recurring costs associated with the Merger.

b.	Includes a Bargain Purchase Gain which was a one-time, non-recurring gain associated with the Merger.

c.	Includes non-recurring interest expense related to the QES ABL Facility, which was paid off as part of the merger agreement.

Note 6. QES Merger

On July 28, 2020, the Company completed the Merger with QES, a diversified provider of oilfield services to onshore oil and natural gas E&P companies operating in the United States. The Merger purchase price was approximately $44.4 million, which was comprised of 3.4 million shares of the Company’s common stock and cash paid to settle QES debt. Based on the Company’s preliminary purchase price allocation, the purchase price was less than the fair value of the identifiable assets acquired, which resulted in a $40.3 million bargain purchase gain being recorded for the year ended January 31, 2021. In connection with the closing of the Merger, $9.7 million in outstanding borrowings and associated fees and expenses of QES’s five-year asset-based revolving credit agreement (the “QES ABL Facility”) were paid off. In addition, the Company assumed certain QES compensation agreements, including restricted stock units (“RSU”), with an estimated fair value of $2.0 million. Based on the service period related to the period prior to the acquisition date, $0.4 million was allocated to the purchase price, and $1.6 million relating to post-acquisition services and will be recorded as operating expenses over the remaining requisite service periods. As of the Merger date, each unvested QES RSU was converted into a replacement KLXE RSU award at a conversion rate of 0.0969 and valued on July 28, 2020.

The Merger was accounted for as a purchase under FASB ASC 805, Business Combinations (“ASC 805”). The results of operations for the acquisition, from the respective date of acquisition, are included in the KLXE financial data for the period ended January 31, 2021 in the accompanying unaudited pro forma condensed combined statement of loss.

The fair values assigned to certain assets acquired and liabilities assumed in relation to the Company’s acquisition have been prepared on a preliminary basis with information currently available and are subject to change. The Company expects to finalize its analysis by the second quarter of fiscal 2021. The following table summarizes the fair values of assets acquired and liabilities assumed in the Merger in accordance with ASC 805:

QES (IN MILLIONS OF U.S. DOLLARS)
Cash	8.7
Accounts receivable-trade	12.2
Inventories	11.8
Other current and non-current assets	7.4
Property and equipment	84.5
Accounts payable	(27.1)
Other current and non-current liabilities	(12.8)
Bargain purchase	(40.3)

Total purchase price (1)	44.4

(1)	The total consideration the Merger was approximately $44.4 million, which was comprised of 3.4 million shares of the Company’s common stock and cash paid to settle QES debt.